UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 5, 2013

CORMEDIX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

745 Rt. 202-206, Suite 303, Bridgewater, NJ		08807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 517-9500

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 11, 2013, we entered into an amendment to the License and Assignment Agreement, dated January 30, 2008, between us and ND Partners, LLC. Under Article 6 of the License Agreement, we are obligated to make a milestone payment of $500,000 to ND Partners upon the first issuance of a CE Marking for a licensed product, which payment is payable to ND Partners within 30 days after such issuance. Pursuant to the terms of the amendment, we and ND Partners agreed to delay such milestone payment to a time, to be chosen by us, anytime within 12 months after the achievement of such issuance.

As consideration for the amendment, we will issue ND Partners a warrant to purchase 125,000 shares of our common stock at an exercise price of $1.50 per share. The warrant is exercisable immediately upon issuance and has a term of five years. The warrant contains a cashless exercise feature and standard adjustment features in the event of a stock split, stock dividend, recapitalization or similar events.

The amendment and the warrant will be filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 5, 2013, we received a notice from the NYSE MKT LLC (“NYSE MKT”) that based on our Form 10-K for the fiscal year ended December 31, 2012, filed on March 27, 2013, we do not meet an additional continued listing standard of the NYSE MKT as set forth in Part 10 of the NYSE MKT Company Guide (“Company Guide”). Specifically, we are not in compliance with Section 1003(a)(i) of the Company Guide because we reported stockholders’ equity of less than $2 million as of December 31, 2012, and losses from continuing operations and/or net losses in two of our three most recent fiscal years viewed prospectively from the date of our initial listing with NYSE MKT. As a result, we again become subject to the procedures and requirements of Section 1009 of the Company Guide. We must submit to the NYSE MKT no later than May 6, 2013 a plan of compliance to address how we intend to regain compliance with Section 1003(a)(i) of the Company Guide by October 20, 2013 (the “Section 1003(a)(i) Plan Period”). If that plan is accepted by NYSE MKT, we may be able to continue our listing during the Section 1003(a)(i) Plan Period, during which time we will be subject to periodic review to determine whether we are making progress consistent with the plan.

The NYSE MKT previously notified us on April 20, 2012 the that we were not in compliance with Section 1003(a)(iv) of the NYSE MKT Company Guide in that we had sustained losses which are so substantial in relation to our overall operations or our existing financial resources, or our financial condition had become so impaired that it appeared questionable, in the opinion of the NYSE MKT, as to whether we will be able to continue operations and/or meet our obligations as they mature. We were afforded an opportunity to submit a plan of compliance to the NYSE MKT and, on May 17, 2012, we presented a plan to the NYSE MKT. On June 27, 2012, the NYSE MKT accepted our plan to regain compliance with its continued listing standards and granted us an extension until August 22, 2012. On September 21, 2012, the NYSE MKT notified us that it granted us another extension to January 31, 2013 and on February 1, 2013, NYSE MKT notified that we were further granted extension until April 15, 2013 to regain compliance with the continued listing standards of the NYSE MKT.

We remain subject to the conditions set forth in the NYSE MKT’s letter dated April 20, 2012. If we are not in compliance with all of the NYSE MKT’s continued listing standards of both Section 1003(a)(i) and Section 1003(a)(iv) within the respective timeframes provided, or do not make progress consistent with either plan during the respective plan periods, the NYSE MKT will initiate delisting proceedings.

A copy of the press release regarding the above matters is attached hereto as Exhibit 99.1.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 regarding the issuance of the warrant is incorporated by reference herein. The warrant issued to ND Partners was offered and sold in transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated April 11, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 11, 2013	CORMEDIX INC.

	By:	/s/ Randy Milby
Name: Randy Milby Title: Chief Executive Officer